UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2016

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On January 26, 2016, the Board of Directors (the “Board”) of Dana Holding Corporation (“Dana”) amended and restated Dana’s Bylaws (as so amended and restated, the “Bylaws”) to implement “proxy access.” Section 16 has been added to the Bylaws to permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of Dana’s outstanding common stock continuously for at least three years to nominate and include in Dana’s proxy materials for an annual meeting director candidates constituting up to 25% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. Proxy access will first be available to shareholders in connection with Dana’s 2017 annual meeting of shareholders.

The Bylaws were also amended (i) to make clarifications, updates and refinements to the advance notice bylaws now contained in Sections 9 and 15 and the special meeting bylaw contained in Section 3, (ii) to add a new section 17 containing certain informational requirements applicable to all director nominees, and (iii) to make certain other technical and organizational changes.

The foregoing is a summary of the amendments to the Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is included as Exhibit 3.1 to this report and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Dana Holding Corporation, effective as of January 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION

Date: January 26, 2016	By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Dana Holding Corporation, effective as of January 26, 2016.